                               Exhibit 10(bbbb)

                               SECOND AMENDMENT
                            TO AMENDED AND RESTATED
                           FACILITY LEASE AGREEMENT



                                     among



                       OVERSEAS PARTNERS LEASING, INC.,

                                      and

                             UNITED PARCEL SERVICE
                             GENERAL SERVICES CO.



                                      and



                    UNITED PARCEL SERVICE OF AMERICA, INC.



                                   Affecting



                            340 MacArthur Boulevard
                       Mahwah, New Jersey, also known as
                            Lot 61.04, Block 135.01
                                Mahwah Township
                           Bergen County, New Jersey

          THIS SECOND AMENDMENT to AMENDED AND RESTATED FACILITY LEASE AGREEMENT (this "Amendment") is made as of this 28th day of April 1993, by and among
                                      ----        -----
OVERSEAS PARTNERS LEASING, INC., a Delaware corporation ("OPL Leasing"), UNITED PARCEL SERVICE GENERAL SERVICES CO., a Delaware corporation ("GSC"), and UNITED PARCEL SERVICE OF AMERICA, INC., a Delaware corporation ("UPS").

                                  WITNESSETH:

          WHEREAS, OPL Leasing, GSC and UPS entered into a Facility Lease Agreement dated as of December 28, 1989 (the "Original Agreement") pursuant to which GSC was granted the use of the Facility for the purpose of performing billing activities and other data processing services;

          WHEREAS, OPL Leasing, GSC and UPS entered into an Amended and Restated Facility Lease Agreement dated as of November 6, 1990, (the "Agreement"), pursuant to which the terms and provisions of the Original Agreement were amended and restated to reflect, inter alia, the issuance of debt securities to
                                 ----------
refinance the Interim Financing;

          WHEREAS, a Memorandum of the Agreement was recorded in the Clerk's Office of Bergen County, New Jersey, on November 7, 1990, in Book 7408, page 68 (the "Memorandum");

          WHEREAS, OPL leasing has caused the construction on the Facility Site of the Facility;

          WHEREAS, OPL Leasing, GSC and UPS entered into a First Amendment to Amended and Restated Facility Lease Agreement dated as of February 20, 1992 (the "First Amendment"), pursuant to which the definition of the term "Facility Site" was amended to reflect certain road improvements and other minor modifications to the description of the Facility Site which is attached as Exhibit A hereto and incorporated herein;

          WHEREAS, a copy of the First Amendment was recorded in the Clerk's Office of Bergen County, New Jersey on July 1, 1992 in Book 7528, page 152;

          WHEREAS, GSC and UPS have requested that OPL Leasing expand the Facility by constructing an addition to the Facility for the benefit of GSC and UPS in order to accommodate projected growth of UPS requiring additional space;

          WHEREAS, OPL Leasing has agreed to construct an addition to the Facility for the benefit of GSC and UPS pursuant to the terms and conditions set forth herein, including, without limitation, an amendment to the lease Payment provisions of the Agreement.

          WHEREAS, the parties hereto desire to amend the Agreement to provide for the construction of an addition to the Facility and for the creation of a new payment category attributable to the use and occupancy by GSC and UPS of such addition.

          NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

    1.  Amended and Supplemental Definitions.  The Agreement is hereby
        ------------------------------------
amended by adding thereto the following amended and restated definitions and supplemental definitions:

         (a) "Addition" means that certain newly constructed expansion of the Facility initially containing approximately 27,000 square feet of space with the capability of accommodating future expansion of up to an additional 54,000 square feet of space to be constructed in accordance with the Addition Specifications.

          (b) "Addition Cost" means the cost to construct and complete the Addition.

          (c)    "Addition   Specifications "  means the plans and
specifications relating to the construction of the Addition, which are attached hereto as Schedule 1 (c).

          (d) "Addition Work Change" means any addition, deletion or revision in the work from that currently described in the Addition Specifications or any other plans or specifications detailing the construction of the Addition.

          (e) "Alternative Contingent Tolls" means the tolls paid by GSC pursuant to Section 5.04A of this Agreement.

          (f)    "Alternative Tolls" means Alternative Additional Tolls and
                  -----------------
Alternative Contingent Tolls.

          (g)    "Anticipated completion Date" means December 1, 1995.
                  ----------------------------

          (h)    "Contingent Tolls" means the tolls paid by GSC pursuant to
                  ----------------
Section 5.03A of this Agreement, which shall be based upon the mean number of active Accounts Processed at the Facility on each day in a Semester.

          (i)    "Contractor" means McBride Enterprises, Inc..
                 -----------

          (j)    "Facility" means buildings and other improvements located on
                 ----------
the Facility Site to be leased hereunder to UPS and its Subsidiaries as their primary world-wide data processing and telecommunications production and operation center; it consists of (1) three connected structures with a total area of approximately 408,000 square feet as follows: three floor office structure (approximately 310,000 square feet), two floor computer structure (approximately 54,000 square feet) and central service structure (approximately 44,000 feet), (2) the Addition, with a total area of approximately 27,000 square feet, (3) a four level parking garage of approximately 562,000 square feet and (4) all other areas within the Facility Site. Any deviation of the Facility from the description of the Facility herein which is immaterial or which is agreed to by the parties hereto shall have no effect on the rights and obligations of the parties hereto, except as explicitly provided hereby.

          (k) "Maximum Addition Cost" means $22,000,000 (twenty two million
              -----------------------
dollars).

          (l) "Minimum Tolls" means the tolls paid by GSC pursuant to Section
              --------------
5.02A of this Agreement.

          (m) "Non-Use" means that, after the Commercial Operation Date, less
              ---------
than a daily mean of 700,000 Accounts shall have been Processed at the Facility in any Semester (based on use on days on which the Subsidiaries provide ground delivery and pick up services), other than the Semester in which the Commercial Operation Date occurs. Non-Use shall not occur if GSC has elected to pay Alternative Additional Tolls and Alternative Contingent Tolls. Non-Use shall not include circumstances arising out of an Event of Loss or Force Majeure.

          (n) "Non-Use Tolls " means for any Semester, the difference, if
              --------
positive, between (a) the sum of the Additional Tolls and Contingent Tolls which would have been payable had a daily mean of 700,000 Accounts been Processed during such Semester (based on use on days on which the Subsidiaries provide ground delivery and pick up services) and (b) the sum of the actual Additional Tolls and Contingent Tolls payable on account of such Semester.

          (o) "O&M Component" means that portion of Additional Tolls,
              ---------------
Alternative Additional Tolls, Contingent Tolls or Alternative Contingent Tolls which is intended to represent anticipated Operations and Maintenance Costs .

          (p) "Operational Completion" means that (a) all Work on the Addition
              ------------------------
has been completed except for incomplete and defective Work normally considered to be "punch list" items which may be completed or corrected without interruption to or interference with installation of the equipment to be used in the Addition and (b) all Legal Requirements which are a condition to the commencement of use of the Addition for its Intended Use have been met (including, if required, the issuance of any certificate of occupancy).

          (q) "Operational Date" means the date on which UPS and its
              ------------------
Subsidiaries shall commence using the capabilities of the Addition in the ordinary course of their business.

          (r) "Termination Value" means the sum of (i) an amount determined
              -------------------
by multiplying the Maximum Facility Cost (as defined in the Agreement) times the percentage listed in Schedule1.1 attached to this Agreement for the Semiannual Period in which this Agreement is terminated, and (ii) an amount determined by multiplying the Maximum Addition Cost times the percentage listed in Schedule 1.1A attached to this Amendment for the Semiannual Period in which this Agreement is terminated.

          (s) "Tolls" means the Basic Tolls, Supplemental Basic Tolls, Additional Tolls, Non-Use Tolls, Alternative Additional Tolls, Contingent Tolls, Minimum Tolls and Alternative Contingent Tolls.

2.     Supplemental Provisions Regarding Construction of Addition.   The
       ----------------------------------------------------------
Agreement is hereby amended and supplemented by the addition of the following new Article IV-A which is hereby added to the Agreement:

                                 ARTICLE IV A

                           CONSTRUCTION OF ADDITION



     4.01 A. Construction of Addition. (a) Starting on April 25, 1994, OPL
             ------------------------
Leasing shall cause. the Addition to be constructed in accordance with the Addition Specifications.

             (b) OPL Leasing shall cause sufficient funds to be made available to finance the construction of the Addition.

             (c) GSC shall have reasonable access to the site of the Addition (the "Addition Site") during the construction period and shall review the construction of the Addition with OPL Leasing for compliance with the Addition Specifications. GSC shall cause its representatives, while on the Addition Site, to comply with all reasonable safety and security rules adopted by OPL Leasing and its Contractor and all subcontractors and shall use its best efforts not to interfere with the work of the Contractor and all subcontractors at the Addition Site.

             (d) OPL Leasing shall use its best efforts to cause Operational Completion to occur on or before December 1, 1995.

             (e) OPL Leasing shall notify GSC immediately upon Operational Completion. Operational Completion shall be deemed to have occurred as of the date of such notice, unless GSC shall notify OPL Leasing within five (5) Business Days of any material defects in the Work. If the parties are unable to agree as to the occurrence of the Operational Completion, the dispute, including the date on which Operational Completion shall be deemed to have occurred, shall be resolved by arbitration as provided in Section 10.09.

             (f) GSC shall manage the Work on OPL Leasing's behalf, and shall supervise the Work in a diligent manner reflecting its experience in managing constructed projects of a similar nature. GSC, on behalf of OPL Leasing, shall take all such actions as are necessary to cause the Addition to be designed and constructed in accordance with the Addition Specifications. OPL Leasing shall pay to GSC for such services a fee equal to 0.5% (one half of one percent) of the Addition Cost. Such fee shall be paid to GSC on the Operational Date.

     4.02 A.      Installation of Equipment. (a) GSC shall, at its own cost,
                  -------------------------
expense and risk, obtain and install all equipment necessary to carry out the Intended Use of the Addition.

             (b) GSC shall use its best efforts to have all such equipment installed and ready for its Intended Use and to cause the Operational Date to occur as soon as commercially practicable.

             (c)    GSC shall notify OPL Leasing immediately of the Operational
Date.

4.03 A.    Damages for Delay in Operational Date.
           -------------------------------------

            (a) If OPL Leasing causes Operational Completion to occur on or before the Anticipated Completion Date, and GSC fails to cause the Operational Date to occur on or before thirty (30) days after the later to occur
(i) of the Anticipated Completion Date or (ii) the date of Operational Completion, then GSC shall pay to OPL leasing, as liquidated damages and not as a penalty, the Alternative Contingent Tolls for each month, or part thereof, that the Operational Date is so delayed.

            (b) Anything in Section 4.03A to the contrary notwithstanding, GSC shall not be liable to OPL Leasing for any amount of liquidated damages in excess of the amount of delay damages, if any, received by GSC under its contracts for the purchase, delivery or installation of the equipment to be installed in the Addition, unless such delay is caused by the gross negligence or willful misconduct of GSC.

4.04 A.    Addition Work Changes. (a) GSC may request and OPL Leasing shall
           ---------------------
cause its contractors, suppliers and materialmen to make any Addition Work Changes to the extent that such Work Changes, taken together with all other Addition Work Changes previously made under this paragraph, do not materially impair the quality of the Addition as described in the Addition Specifications, delay the Operational Completion by more than thirty (30) days, materially change the nature of the Addition or its suitability for its Intended Use, delay the installation of the equipment, materially increase OPL Leasing's costs of maintaining the Addition in accordance with this Agreement, change the useful life of the Addition, cause the Addition to be "limited use property" or cause a material increase in the Addition Cost or materially change the terms of any construction contract relating to the construction of the Addition.

            (b) OPL Leasing may at the request of the Contractor, agree to any Addition Work Changes to the extent that such Addition Work Changes, taken together with all other Addition Work Changes previously made under this paragraph, do not materially impair the quality of the Addition as described in the Addition Specifications, delay Operational Completion by more than thirty
(30) days, materially change the nature of the Addition or its suitability for the Intended Use, delay the installation of the equipment in the Addition, materially increase GSC's costs of maintaining the Addition in accordance with this Agreement, change the useful life of the Addition, cause the Addition to be "limited use property" or cause a material increase in the Addition Cost, or materially change the terms of the construction contract between OPL Leasing and the Contractor. OPL Leasing shall give GSC no less than fifteen (15) days prior written notice of its intention to make a change authorized by this paragraph. If GSC objects to such change, the parties shall use their best efforts to reach agreement on the proposed Addition Work Change, failing which, OPL Leasing may proceed with the Addition Work Change.

          (c) If GSC desires an Addition Work Change, or if OPL Leasing has been notified by the Contractor that it requires an Addition Work Change, in either case not covered by paragraph (a) or (b) of this Section 4.04A, GSC or OPL Leasing, as the case may be, at its own cost and expense, shall prepare a proposal for the Addition Work Change which shall include a description of (i) the necessary changes in the Addition Specifications and the construction contract between OPL Leasing and the Contractor, (ii) the reason for the change and (iii) the effect of such changes on Operational Completion, the useful life of the Addition and the Addition Cost. Such party shall deliver the proposal for the Addition Work Change to the other party and, within five (5) days of receipt of such proposal, OPL Leasing and GSC shall agree upon such changes to this Agreement as are reasonably necessary to reflect the requested Addition Work Changes, including, but not limited to, changes in the Minimum Tolls, Contingent Tolls, Alternative Contingent Tolls, Non-Use Tolls and Termination Value in accordance with Section 4.05A so as to reflect the changes in the Addition Cost required by the Addition Work Change, changes in the costs of operation and maintenance of the Addition to OPL Leasing, changes in utility usage, and changes in Property Taxes and similar items. If the parties are unable to agree, the dispute shall be resolved by arbitration under Section
10.09. Notwithstanding the foregoing, neither GSC nor OPL Leasing shall be obligated to agree to any Addition Work Change which would (i) cause the Addition Cost to exceed the Maximum Addition Cost (not including the amount of any property insurance proceeds or condemnation awards received by OPL Leasing in connection with the event resulting in the Addition Work Change, which amounts shall be made available for the repair, construction or modification of the Facility) by more than 5 %; (ii) change the economic useful life of the Addition, or its fitness for the Intended Use; (iii) cause Operational Completion to be delayed by more than 120 days; or (iv) materially impact on the tax or accounting treatment of the transactions and the payments contemplated by this Agreement. If OPL Leasing refuses, pursuant to the preceding sentence, to accept any Addition Work Change that is necessary to the completion of the Addition so it is suitable for its Intended Use, then an Event of Loss shall be deemed to have occurred as of the date OPL Leasing so informs GSC.

4.05 A.   Addition Cost; Adjustment to Tolls.
          ----------------------------------

          (a) (i)    If the Addition Cost exceeds the Maximum Addition Cost
for any reason, including an Addition Work Change implemented by GSC and OPL Leasing pursuant to Section 4.04A, the excess of the Addition Cost over the Maximum Addition Cost shall be funded first out of insurance proceeds or condemnation awards available for that purpose, if any, and second by OPL Leasing from its own resources. If OPL Leasing becomes obligated to expend any amount in excess of the Maximum Addition Cost, or if as a result of an Addition Work Change there is a change in the costs to OPL Leasing of operation and maintenance of the Addition, utility usage, Property Taxes or similar items, the Contingent Tolls, Alternative Contingent Tolls and termination Value shall be increased in accordance with the following sentences to reflect the additional amounts invested by, and additional expenses expected to be incurred by, OPL Leasing; provided that no such increase shall occur if the excess costs are the
         --------
result of the gross negligence or willful misconduct of OPL Leasing. Within sixty (60) days following the Operational Date, OPL Leasing shall prepare proposed revised Schedules 5.03A, 5.04A and 1. 1A to reflect increases in the Contingent Tolls, Alternative Contingent Tolls and Termination Value which shall preserve OPL Leasing's after tax internal rate of return and shall forward such Schedules to GSC.The parties shall then meet within thirty (30) days of the date of such transmittal and agree upon adjustments to the aforementioned Schedules. If the parties cannot so agree within thirty (30) days of such meeting, the dispute shall be resolved by arbitration pursuant to Section 10.09. Any revision in such Schedules shall be retroactive to the Operational Date and GSC shall promptly pay to OPL Leasing any arrearages with respect to any payment of Tolls made prior to such amendments being agreed upon or resolved by arbitration.

          (ii) If the Addition Cost is less than the Maximum Addition Cost, then the Contingent Tolls, the Alternative Contingent Tolls and Termination Value shall be decreased to reflect the lesser amounts invested by OPL Leasing. Within sixty (60) days following the Operational Date, OPL Leasing shall prepare proposed revised Schedules 5.03A, 5.04A and 1. 1A to reflect the proposed decreases in the Contingent Tolls, Alternative Contingent Tolls and Termination Value which shall preserve OPL Leasing's after tax internal rate of, return and shall forward such Schedules to GSC. Thereupon, the provisions of the last two sentences of subparagraph 4.05A(a) (i) above shall apply.

     3.   Amendment to Lease Payment Provisions.  Article V of the Agreement
          -------------------------------------
is hereby amended by adding thereto, or substituting, as the case may be, the following provisions:

     5.02 A. Minimum Tolls for Addition
             --------------------------

     In consideration of the lease of the Addition, GSC shall pay OPL Leasing the Minimum Tolls from December 1, 1995 until the earlier of (i) the scheduled date of expiration of this Agreement or (ii) the termination of this Agreement in accordance with Article VIII. Each payment of Minimum Tolls for each Semester shall be in the amount set forth in Schedule 5.02A hereto.

     5.03 A. Contingent Tolls for Use of Addition
             ------------------------------------

     Subject to Section 5.04, GSC shall pay to OPL Leasing the Contingent Tolls from the Operational Date, as additional consideration for the lease of the Addition, such Contingent Tolls to be determined in accordance with Schedule 5.03A.

     5.04.   Alternative Additional Tolls and
             Alternative Contingent Tolls Payable in
             the Event of Change in Intended Use.
             -----------------------------------

             (a) If GSC wishes to have the right to use the Facility (including the Addition) for a purpose other than the Intended Use or to otherwise be released from its obligations under Section 5.01(a) effective as of the first day of a Semester, GSC shall give written notice of such intention of OPL Leasing at least sixty (60) days prior to the first day of such Semester. Commencing as of the first day of the Semester specified in such notice GSC shall pay as additional consideration for the lease of the Facility, and in lieu of Additional Tolls and Contingent Tolls, the Alternative Additional Tolls and Alternative Contingent Tolls, determined in accordance with Schedules 5.04 and 5.04A, respectively. Thereafter, GSC and UPS shall have no obligations under
Section 5.01(a) (other than those set forth in the last sentence thereof) or 5.11.

             (b) In consideration for the payment of the alternative Additional Tolls and Alternative Contingent Tolls, GSC shall have the right to use the Facility for any lawful purpose whatsoever, provided, however, that such use
                                            --------  -------
shall not materially impair or diminish the Fair Market Value that the Facility would have had the Intended Use continued.

             (c) Notwithstanding such change in the Intended Use, GSC shall be obligated to pay the Basic Tolls, the Contingent Payments and the Minimum Tolls.

             (d) GSC shall have the right to make the election described in subparagraph 5.04 (a) at any time, provided, however, that it shall not have the
                                   --------  -------
right to subsequently reverse the exercise of its election under such subparagraph.

5.6B.     Proration of Operations and Maintenance Costs
          for Additional Tolls and Contingent Tolls
          -----------------------------------------

          (a) Prior to the Operational Date, OPL Leasing shall prepare a proposed revised schedule of Operations and Maintenance Costs based upon (i) OPL Leasing's actual Operations and Maintenance Costs over the immediately preceding twelve (12) months and (ii) the anticipated usage of the Facility (including therein the Addition) by GSC from the Operational Date until the date which shall be the sixth (6th) anniversary of the Basic Tolls Commencement Date. Such schedule shall reflect the increased Operations and Maintenance Costs anticipated as a result of the construction of the Addition and shall be used to calculate the O&M Component of the Additional Tolls and Contingent Tolls pursuant to paragraph (c) below. The schedule shall be effective as to Additional Tolls, Alternative Tolls and Contingent Tolls payable on account of the Semester beginning after the Operational Date, provided, however, that from the Operational Date until the date such Semester begins, GSC shall pay Contingent Tolls, the 0 & M Component of which shall be calculated in accordance with paragraph (c)(y) below and shall be prorated to reflect the period of time extending from the Operational Date until the beginning of the aforementioned Semester.

          (b) As soon as possible after the sixth (6th) anniversary of the Basic Tolls Commencement Date and, thereafter, after every third (3rd) anniversary of the Basic Tolls Commencement Date, OPL Leasing shall prepare a proposed revised schedule of Operations and Maintenance Costs pursuant to
Section 5.06(b).

          (c) For purposes of calculating the O&M Component of the Additional Tolls and Contingent Tolls, (x) the O&M Component for the Additional Tolls (for each increment of 1,000 Accounts and up to the first 1.4 million Accounts) shall be equal to the product of (i) the Operations and Maintenance Costs (as calculated pursuant to paragraph 5.06B (a) or (b) above, as applicable) times
(ii) a number, the numerator of which shall be equal to 408,000 and the denominator of which shall be equal to the total square footage of the

Facility (including therein the Addition), times (iii) 1,000, times (iv) 1/2, divided by 1,300,000 (one million three hundred thousand) and (y) the O&M Component for the Contingent Tolls (for each increment of 1,000 Accounts and up to the first 1.4 million Accounts) shall be calculated as in item (x) above, except that the numerator in item (ii) shall be equal to the square footage of the Addition. For each increment of 1,000 Accounts in excess of 1,400,000 Accounts, (p) the O&M Component for the Additional Tolls shall be equal to the amount set forth in Schedule 5.03 subject to any applicable adjustment thereto) and (q) the O&M Component for the Contingent Tolls shall be equal to 0.

     4.     Fairness Opinion.  This Amendment shall be effective upon the
            ----------------
receipt by each of OPL Leasing, UPS and GSC of a fairness opinion, or of fairness opinions, in form and substance acceptable to the recipient(s) thereof to the effect that the transactions contemplated by this Amendment are fair, from a financial point of view, to the recipient of the opinion.

     5.     Guaranty of UPS.  UPS hereby reaffirms its guaranty set forth in
            ---------------
Section5.07 of the Agreement as if it were fully set forth in this Amendment and hereby confirms that such guaranty extends to the Minimum Tolls, Contingent Tolls and Alternative Contingent Tolls.

     6.     Agreement Ratified and Confirmed.  The terms and provisions of the
            --------------------------------
Agreement, the Memorandum and the First Amendment shall remain in full force and effect as modified by this Amendment. The parties hereby ratify and confirm and shall remain bound by the terms and provisions of the Agreement, the Memorandum and the First Amendment as amended hereby.

     7.     Defined Terms.  Capitalized term not defined herein shall have the
            -------------
meanings ascribed to such terms in the Agreement.

     8.     Counterparts.  This Amendment may be executed in one or more
            ------------
identical counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     9.     Section headings.  The section headings which appear in this
            -----------------
Amendment are included solely for convenience of reference and are not intended to govern, supplement, limit or in any way affect the terms hereof.

     10.    Entire Agreement.  This Amendment constitutes the entire
            ----------------
understanding of the parties hereto with respect to the amendment of the terms of the Agreement and the parties shall not be bound by any agreements, understandings or conditions respecting the subject matter hereof other than those expressly set forth and stipulated in this Amendment.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.



ATTEST: [Corporate seal]        OVERSEAS PARTNERS LEASING, INC.



By:  /s/ Elise R. Kitchens      By:  /s/ Michael J. Molletta
     ---------------------           -----------------------
 Name:  Elise R. Kitchens       Name:  Michael J. Molletta
 Title:  Paralegal              Title: Vice President



ATTEST: [Corporate seal]        UNITED PARCEL SERVICE
                                GENERAL SERVICES CO.



By:  /s/ Laura C. Snider        /s/ Louis A. Freedman
     -------------------        ---------------------
  Name:  Laura C. Snider        Name:  Louis A. Freedman
  Title:  Sr. Admin. Asst.      Title:  Vice President

ATTEST: [Corporate seal]      UNITED PARCEL SERVICE OF
                              AMERICA, INC.


By:  /s/ Laura C. Snider      /s/ Robert J. Clanin
     -------------------      --------------------
 Name:  Laura C. Snider       Name:  Robert J. Clanin
 Title:  Sr. Admin. Asst.     Title:  Senior Vice President

                                   EXHIBIT A

                               Legal Description
                                of Facility Site

     BEGINNING at a point in the new easterly right-of-way line of Darlington Avenue (said point being 74.9 feet measured at right angles easterly of the center line of Darlington Avenue) and being distant 210.44 feet measured on a bearing of South 17 degrees 34 minutes 06 seconds East along said line of Darlington Avenue from the intersection of its northerly prolongation with the westerly prolongation of the southerly right-of-way line of MacArthur Boulevard (100 feet wide). Said point being also 50.55 feet measured on a bearing of North 81 degrees 26 minutes 59 seconds East (along the former boundary between lands of the Grantors and lands of Ramapo Ridge-McBride Office Park) from the original Point of Beginning of the herein described lot as described in a deed recorded in the Bergen County Clerk's Office in Book 7341 Page 347. All as shown on a certain plat entitled "Subdivision Plat of Lots 61.04, 61.05, 62, 63 and 64 all in Block 135.01, Township of Mahwah, County of Bergen, N.J." prepared by Urban Planning & Engineering Associates, Inc., 808 High Mountain Road, Franklin Lakes, N.J., dated April 2, 1991, and running; thence

1. North 17 degrees 34 minutes 06 seconds West distant 115.44 feet along the new easterly right-of-way line of Darlington Avenue to a point of curvature (said point being 75.00 feet measured at right angles easterly of the center line of Darlington Avenue); thence

2. Northwesterly, northerly and northeasterly an arc distance of 149.23 feet (through an angle of 90 -00'-00") along a curve to the right (concave to the southeast) having a radius of 95.00 feet connecting said line of Darlington Avenue with the aforesaid southerly right-of-way line of MacArthur Boulevard to a point of tangency in said line of MacArthur Boulevard; thence

3. North 72 degrees 25 minutes 54 seconds East distant 34.02 feet along the southerly right-of-way line of MacArthur Boulevard to a point of curvature in the same; thence

4. Northeasterly an arc distance of 814.94 feet (through an angle of 44 -28'- 09") along the same on a curve to the left (concave to the north) having a radius of 1,050.00 feet to a point of tangency in the same; thence

5. North 27 degrees 57 minutes 45 seconds East distant 677.68 feet along the same to a point in the same; thence

6. South 62 degrees 02 minutes 15 seconds East distant 184.68 feet along the boundary line between lands of the Grantors on the south and lands of Ramapo Ridge-McBride Office Park (known as Lot 61.05 Block 135.01 on the current Tax Map of Mahwah) on the north to an angle point; thence

7. South 04 degrees 00 minutes 44 seconds East distant 791.32 feet along the same to an angle point; thence

8. South 37 degrees 15 minutes 26 seconds East distant 592.22 feet along the same to an angle point; thence

9. South 71 degrees 21 minutes 53 seconds East distant 120.00 feet to a point in the northwesterly right-of-way line of Ridge Road (35 feet wide from centerline); thence

10. Southwesterly an arc distance of 527.62 feet (through an angle of 15 -32'- 37") along the northwesterly right-of-way line of Ridge Road on a curve to the left (concave to the east) having a radius of 1,944.86 feet to a point where the same is intersected by the northerly right-of-way line of Ramsey Road (an unimproved right-of-way 40 feet wide); thence

11. North 82 degrees 15 minutes 26 seconds West distant 447.83 feet along said northerly right-of-way line of Ramsey Road to an angle point in the same; thence

12. North 86 degrees 39 minutes 29 seconds West distant 735.06 feet along the same to an angle point in the same; thence

13. North 83 degrees 29 minutes 16 seconds West distant 185.62 feet along the same to its intersection with the new northeasterly right-of-way line of Darlington Avenue, said point being 36.45 feet measured radially northeasterly of the center line of Darlington Avenue; thence

14. Northwesterly an arc distance of 365.74 feet along the new northeasterly and easterly right-of-way line of Darlington Avenue on a non-tangent curve to the right (concave to the east) having a radius of 737.74 feet and a chord distance of 362.01 feet which bears North 31 degrees 46 minutes 15 seconds West to an angle point in the new easterly right-of-way line of Darlington Avenue (said point being 58.01 feet measured radially easterly of the center line of Darlington Avenue; thence

15. North 03 degrees 06 minutes 59 seconds East distant 33.34 feet along the same to an angle point (said point being 72.51 feet measured radially easterly of the center line of Darlington Avenue); thence

16. North 17 degrees 34 minutes 06 seconds West distant 94.56 feet along the same to a point in the same and the Point or Place of Beginning.

     Said lot containing 39.000 acres more or less.

     Said lot known and designated as Lot 61.04 Block 135.01 on the above-cited subdivision plat and on the current Tax Map of the Township of Mahwah.

     The above description is written in accordance with the afore-referenced subdivision plat of Lots 61.04, 61.05, 62, 63 and 64 all in Block 135.01. Said subdivision modified the lot along its Darlington Avenue frontage to allow for the widening of the right-of-way of said road and along the above described seventh course to maintain its original area of 39 acres. Said lot having originated on a plat filed in the Bergen County Clerk's Office on 6/20/89 as Map No. 8671 on which plat said lot was also designated as Lot 61.04 Block 135.01.

     Said lot was subject to two five-foot wide (for a total of ten feet) road widening easements (to the County of Bergen) along its original Darlington Avenue frontage. One of said easements is recorded in Deed Book 6344 Page 326 and one recorded in Deed Book No. 7220 Page 577. Said easements now lie outside of said lot due to the additional widening of Darlington Avenue.

     Said lot also subject to a 30-foot wide Rockland Electric Company right-of-way (20 feet of said width lying within the above-described lot) located along its Ridge Road frontage (the above-described tenth course). Said right-of-way recorded in Deed Book 5840 Page 186).

     Said lot also subject to two detention basin easements and delineated wetlands as shown on the above referenced plats.

     Together with a 25 foot and variable width drainage easement through Lot
     61.03 Block 135 for the installation of a pipe which is to carry storm water run-off discharged from the from the detention basins on the above-described lot to the existing storm water facilities within the Darlington Avenue right-of-way. Said easement being shown on the above referenced Filed Map No. 8671.

                                 Schedule 1 (c)
                                 --------------

                            Addition Specifications

                                (To be attached)

                                 Schedule 1.lA
                      Termination Value as a Percentage of
                             Maximum Addition Cost

Semester         Start Period
        12                Oct-95          100.000000%
        13                Apr-96           99.903344%
        14                Oct-96           99.924757%
        15                Apr-97           99.718023%
        16                Oct-97           99.356848%
        17                Apr-98           98.836422%
        18                Oct-98           98.209180%
        19                Apr-99           97.466492%
        20                Oct-99           96.621240%
        21                Apr-00           95.655326%
        22                Oct-00           94.610661%
        23                Apr-01           93.478195%
        24                Oct-01           92.300216%
        25                Apr-02           91.068827%
        26                Oct-02           89.796821%
        27                Apr-03           88.469057%
        28                Oct-03           87.097750%
        29                Apr-04           85.668003%
        30                Oct-04           84.191503%
        31                Apr-05           82.653623%
        32                Oct-05           81.065503%
        33                Apr-06           79.412883%
        34                Oct-06           77.706325%
        35                Apr-07           75.931954%
        36                Oct-07           74.099719%
        37                Apr-08           72.196160%
        38                Oct-08           70.230570%
        39                Apr-09           68.189928%
        40                Oct-09           66.082836%
        41                Apr-10           63.896735%
        42                Oct-10           61.641715%
        43                Apr-11           59.306319%
        44                Oct-11           56.899987%
        45                Apr-12           54.118182%
        46                Oct-12           51.848367%
        47                Apr-13           49.198685%
        48                Oct-13           46.468514%
        49                Apr-14           43.647452%
        50                Oct-14           40.740374%
        51                Apr-15           37.737460%
        52                Oct-15           34.642667%
        53                Apr-16           31.446790%
        54                Oct-16           28.152812%
        55                Apr-17           24.752182%
        56                Oct-17           21.246849%
        57                Apr-18           17.628957%
        58                Oct-18           13.899355%
        59                Apr-19           10.000000%

                                Schedule 5.02 A
                                ---------------

                          Minimum Tolls for Additions

                          [Intentionally Left Blank]

                                Schedule 5.03 A
                                ---------------
                      Contingent Tolls for Use of Addition

                    Revenues Per Thousand Accounts Processed
                    ----------------------------------------

   Semester    Greater than 1,200,000      1,700,000      Greater than 1,700,000
   --------    ----------------------      ---------      ----------------------
   12                       $730           $245.00                     $5.00
   13                       $730           $213.04                     $5.00
   14                       $730           $188.46                     $5.00
   15                       $730           $168.97                     $5.00
   16                       $730           $153.13                     $5.00
   17                       $730           $140.00                     $5.00
   18                       $730           $128.95                     $5.00
   19                       $730           $119.51                     $5.00
   20                       $730           $111.36                     $5.00
   21                       $730           $104.26                     $5.00
   22                       $730           $98.00                      $5.00
   23                       $730           $98.00                      $5.00
   24                       $730           $98.00                      $5.00
   25                       $730           $98.00                      $5.00
   26                       $730           $98.00                      $5.00
   27                       $730           $98.00                      $5.00
   28                       $730           $98.00                      $5.00
   29                       $730           $98.00                      $5.00
   30                       $730           $98.00                      $5.00
   31                       $730           $98.00                      $5.00
   32                       $730           $98.00                      $5.00
   33                       $730           $98.00                      $5.00
   34                       $730           $98.00                      $5.00
   35                       $730           $98.00                      $5.00
   36                       $730           $98.00                      $5.00
   37                       $730           $98.00                      $5.00
   38                       $730           $98.00                      $5.00
   39                       $730           $98.00                      $5.00
   40                       $730           $98.00                      $5.00
   41                       $730           $98.00                      $5.00
   42                       $730           $98.00                      $5.00
   43                       $730           $98.00                      $5.00
   44                       $730           $98.00                      $5.00
   45                       $730           $98.00                      $5.00
   46                       $730           $98.00                      $5.00
   47                       $730           $98.00                      $5.00
   48                       $730           $98.00                      $5.00
   49                       $730           $98.00                      $5.00
   50                       $730           $98.00                      $5.00
   51                       $730           $98.00                      $5.00
   52                       $730           $98.00                      $5.00
   53                       $730           $98.00                      $5.00
   54                       $730           $98.00                      $5.00
   55                       $730           $98.00                      $5.00
   56                       $730           $98.00                      $5.00
   57                       $730           $98.00                      $5.00
   58                       $730           $98.00                      $5.00
   59                       $730           $98.00                      $5.00

                                Schedule 5.04 A
                          Alternative Contingent Tolls

Revenues Per Thousand Accounts Processed
----------------------------------------

Semester                1,200,000       1,700,000       Greater than 1,700,000
--------                ---------       ---------       ----------------------
12                          $730         $245.00                        $5.00
13                          $730         $213.04                        $5.00
14                          $730         $188.46                        $5.00
15                          $730         $168.97                        $5.00
16                          $730         $153.13                        $5.00
17                          $730         $140.00                        $5.00
18                          $730         $128.95                        $5.00
19                          $730         $119.51                        $5.00
20                          $730         $111.36                        $5.00
21                          $730         $104.26                        $5.00
22                          $730          $98.00                        $5.00
23                          $730          $98.00                        $5.00
24                          $730          $98.00                        $5.00
25                          $730          $98.00                        $5.00
26                          $730          $98.00                        $5.00
27                          $730          $98.00                        $5.00
28                          $730          $98.00                        $5.00
29                          $730          $98.00                        $5.00
30                          $730          $98.00                        $5.00
31                          $730          $98.00                        $5.00
32                          $730          $98.00                        $5.00
33                          $730          $98.00                        $5.00
34                          $730          $98.00                        $5.00
35                          $730          $98.00                        $5.00
36                          $730          $98.00                        $5.00
37                          $730          $98.00                        $5.00
38                          $730          $98.00                        $5.00
39                          $730          $98.00                        $5.00
40                          $730          $98.00                        $5.00
41                          $730          $98.00                        $5.00
42                          $730          $98.00                        $5.00
43                          $730          $98.00                        $5.00
44                          $730          $98.00                        $5.00
45                          $730          $98.00                        $5.00
46                          $730          $98.00                        $5.00
47                          $730          $98.00                        $5.00
48                          $730          $98.00                        $5.00
49                          $730          $98.00                        $5.00
50                          $730          $98.00                        $5.00
51                          $730          $98.00                        $5.00
52                          $730          $98.00                        $5.00
53                          $730          $98.00                        $5.00
54                          $730          $98.00                        $5.00
55                          $730          $98.00                        $5.00
56                          $730          $98.00                        $5.00
57                          $730          $98.00                        $5.00
58                          $730          $98.00                        $5.00
59                          $730          $98.00                        $5.00